EXHIBIT 99.1
                                                             ------------


   FOR IMMEDIATE RELEASE:


   CONTACT: A. Christian Schauer
            Chief Executive Officer

   Triple S Plastics, Inc.

   TEL (616) 327-2224

   FAX (616) 327-2621

   chris_schauer@tsss.com


             TRIPLE S PLASTICS TO RE-ALIGN PRODUCTION CAPACITY;
                UPDATE ON CLAIMS FOLLOWING MERGER TERMINATION


   PORTAGE, Michigan, April 30, 2001 - Triple S Plastics, Inc., (NASDAQ:TSSS) announced today that, following a review of production capacity needs at its two Texas facilities, it will be transferring most production from its Ft. Worth plant to its Georgetown plant. The Company stated that it is planning to maintain a full-capability presence at the Ft. Worth facility and will return that plant to normal production levels as the results from new sales initiatives warrant. The production transfer is expected to be completed by July 1, 2001.

   A. Christian Schauer, CEO of Triple S Plastics commented, "In light of the reduction in expected sales and profits anticipated for fiscal 2002 and 2003, this adjustment postures us better to serve our customers' needs and better balance our overhead structure as future anticipated business materializes."

   The Company expects to record a one-time net after tax charge of approximately $1,400,000 in its fourth quarter ended March 31, 2001 for expenses related to the terminated merger with Eimo Oyj and costs associated with the Ft. Worth re-alignment and an impairment charge.

   Financial results for the year ended March 31, 2001 are expected to be released on May 4, 2001. Preliminary results show sales for the year ended March 31, 2001 of approximately $155,000,000 and profits at a level in excess of the prior year, even after deducting the one-time merger costs, and the re-alignment and impairment charge.

   Triple S also announced that a dispute has arisen regarding the legal effect of the separate termination notices given by Triple S and Eimo in connection with the termination in March of the planned merger of the two companies. Eimo has filed an action in federal court in




   Delaware seeking damages from Triple S, claiming that the termination of the merger agreement by Triple S, after Eimo itself had given notice of termination, constituted a breach of the agreement that entitles Eimo to damages consisting of certain expenses not exceeding $1 million, a termination fee of $6.4 million and other unspecified damages. Triple S believes that Eimo's suit is without merit and has filed a motion to dismiss the case for failure to state a cause of action. Triple S will defend the action vigorously and does not believe that it owes Eimo a termination fee, expenses or other damages.

     Certain matters discussed in this release constitute forward-looking statements, which are necessarily subject to certain risks and uncertainties, and they may change in a material way based upon various market, industry and other important factors, including the risk that the new sales initiatives do not result in additional business for the Company. From time to time, the Company identifies factors in its Form 10-K filed with the Securities and Exchange Commission and its other interim reports that may influence future results, and the Company recommends that investors consult those reports. The Company cautions investors that actual results may differ materially from the forward-looking statements contained in this release.

     Triple S Plastics, Inc. is a plastics engineering services company, serving the Telecommunications, Medical, Automotive and other industries with rapid prototyping and design models, mold design and engineering services, mold manufacturing, plastic injection molding, and post molding assembly and finishing operations. The Company has production facilities in Michigan, Texas, New York and Brazil. More information about Triple S Plastics, Inc. is available at www.tsss.com.


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